Exhibit 99.1

Enduro Royalty Trust Announces Monthly Cash Distribution

AUSTIN, Texas—(BUSINESS WIRE)—July 21, 2015

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.020142 per unit, payable on August 14, 2015 to unitholders of record on July 31, 2015. The distribution primarily represents oil production during the month of April 2015 and natural gas production during March 2015.

The following table displays underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	63,058	2,102	379,199	12,232	$46.18	$2.52
Prior Month	84,478	2,725	383,647	13,702	$46.15	$2.60

Oil cash receipts for the properties underlying the Trust totaled $2.9 million for the current month, a decrease of $1.0 million from the prior month calculation. The decrease was due to the impact of $0.6 million in negative revenue adjustments from one operator in the Permian Basin as well as the inclusion in the prior distribution period of $0.5 million in revenue receipts from multiple months of production for two wells in the Permian Basin. As previously disclosed, in April 2015, Enduro Resource Partners, the sponsor of the Trust, received detail from one of its operators including volume and revenue adjustments on several wells, which were made to recoup overpayments of production from May 2014 through January 2015. In addition to the $0.6 million impact on cash receipts, these adjustments reduced sales volumes by approximately 8,000 Bbls (265 Bbls/D) and negatively impacted the average wellhead price for the current distribution period. Excluding the adjustments, the average price received for oil would have been $49.34 per Bbl. The inclusion of $0.5 million in revenue receipts for multiple production periods in the prior month distribution added approximately 200 Bbls/D to the prior month daily volumes.

Natural gas receipts were consistent with the prior month, totaling $1.0 million. The decrease in sales volumes resulted from the timing of cash receipts and production adjustments by operators.

Total direct operating expenses, including lease operating expenses, production and ad valorem taxes, and gathering and transportation expenses, totaled $2.7 million, a decrease of $0.4 million from the prior month. The decrease was primarily attributable to actual lease operating expenses that were less than anticipated for prior months. Capital expenditures included in the current month distribution totaled $0.3 million. Total direct operating expenses and capital expenditures relate to expenses incurred during May 2015.

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors.  Future distributions are expected to be made on a monthly basis.  For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expected expenses, including capital expenditures. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. The amount of such cash received or expected to be received is significantly affected by prevailing commodity prices. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 12, 2015. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555